EXHIBIT 16

                       NEW PROVIDENCE CAPITAL GROWTH FUND

The Fund computes the "average annual total return" of the Fund by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by determining the ending redeemable value of a hypothetical $1,000 initial payment. This calculation is as follows:

                P(1+T)^n = ERV

       Where:      T     = average annual total return.
                   ERV   = ending  redeemable  value at  the end  of the  period
                           covered by the computation of a hypothetical $1,000 payment made at the beginning of the period.
                    P    = hypothetical initial payment of $1,000 from which the
                           maximum sales load is deducted.
                    n    = period covered by the computation, expressed in terms
                           of years.

The Fund may also compute the "cumulative total return" of the Fund, which is calculated in a similar manner, except that the results are not annualized. This calculation is as follows:

              (ERV - P)/P = TR

       Where:        ERV = ending  redeemable  value  at the  end of the  period covered by the computation of a hypothetical $1,000 payment made at the beginning of the period
                     P   = hypothetical initial payment of $1,000 from which the
                           maximum sales load is deducted
                     TR  = total return

The calculation of average annual total return and cumulative total return assume that there is a reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations.

The cumulative total return for the Fund since inception (September 29, 1997) through May 31, 1998 is 1.76%.

CUMULATIVE TOTAL RETURN CALCULATION

Inception through May 31, 1998:

                 (1,017.59 - 1,000)/1,000 = 0.0176

                 ERV       =  $1,017.59
                 P         =  $1,000
                 TR        =  1.76%